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                                                                    EXHIBIT 10.6
                   RESIGNATION AND GENERAL RELEASE AGREEMENT
                   -----------------------------------------

     In consideration of the covenants undertaken and releases contained in this Resignation and General Release Agreement (the "Agreement"), Frederick B. Cordova, III ("Employee") and Santa Anita Realty Enterprises, Inc. ("SARE"), agree as follows:

     Employee hereby resigns, effective April 30, 1996, from his position as Vice President of SARE. Employee shall cease to accrue any vacation or other employee payments or benefits beyond April 30, 1996. SARE shall pay to Employee on or before April 30, 1996, his accrued but unpaid salary through April 30, 1996, his accrued and unused vacation to April 30, 1996 (which SARE and Employee agree is two weeks) and $5,000 as severance and reimbursement of costs associated with Employee's resignation. Employee shall have the option to convert and continue his health insurance after April 30, 1996, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). In addition, as additional severance, SARE shall pay or provide the following to Employee: (1) for each of the calendar months of May 1996, June 1996 and July 1996, SARE shall pay to Employee $8,666.67, payable semimonthly in accordance with SARE's customary practices for payment of payroll to employees; (2) for each of the months of August 1996, September 1996 and October 1996, SARE shall pay to Employee $8,666.67, payable semimonthly in accordance with SARE's customary practices for payment of payroll to employees, provided, however, that such payments pursuant to this subclause
(2) shall cease in the event Employee has accepted employment with another entity in which case the obligations under this subclause (2) shall terminate effective with such acceptance of employment; (3) for each of the calendar months during which a payment is due to Employee by SARE pursuant to subclause
(1) or (2) above, SARE shall pay to Employee an expense allowance of $1,200; (4) for each of the calendar months during which a payment is due to Employee by SARE pursuant to subclause (1) or (2) above, SARE shall pay no more than $830 to SARE's insurance provider for Employee's costs for medical and dental insurance premiums pursuant to Employee's election for coverage under COBRA; (5) for each of the calendar months during which a payment is due to Employee by SARE pursuant to subclause (1) or (2) above, SARE shall provide for Employee's use, a laptop computer, a compatible printer and a pager; and (6) for each of the calendar months during which a payment is due to Employee by SARE pursuant to subclause (1) or (2) above, SARE shall arrange for a SARE employee to answer Employee's telephone extension and direct personal callers to a dedicated voice mail line, which dedicated voice mail line Employee will be able to access from outside of SARE


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premises. All amounts payable to Employee shall be subject to standard withholding and Employee authorized deductions. In the event the obligations arising under subclause (2) above are terminated prior to the last day of a payment period, compensation and reimbursement due to Employee shall be prorated for the portion of the payment period in which the obligations under subclause
(2) were in effect. In addition, Employee may maintain funds in his account in the SARE Thrift Plan in accordance with the terms of the Thrift Plan which provide for a period of retention for up to one year from Employee's date of termination of employment with SARE. Notwithstanding that Employee's resignation is effective April 30, 1996, SARE and Employee have agreed that Employee shall remove his personal items from SARE's offices by April 26, 1996 and shall have no further obligation to, and shall not, be present in such offices after April 26, 1996. Employee agrees to return the equipment provided pursuant to subclause
(5) within ten days of the termination of SARE's obligations to provide such equipment. Each of SARE and Employee agrees and acknowledges that the payments made by SARE pursuant to subclause (4) above are made in the good faith belief that such payments are excluded from income for federal and/or state tax purposes and, consequently, are not taxable income; in the event that any taxation authority rules otherwise with respect to the payments made by SARE, Employee hereby agrees to indemnify and hold harmless SARE and its successors and employees from and against any taxes, penalties and interest required to be paid by such taxation authority.

     Except for those obligations created by or arising out of this Agreement, Employee hereby acknowledges full and complete satisfaction of, and releases and discharges and covenants not to sue SARE, its divisions, subsidiaries, parent, affiliated corporations, past and present, and each of them, as well as their directors, officers, shareholders, representatives, assignees, successors, agents and employees, past and present, and each of them, (individually and collectively, "SARE Releasees") from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with his employment relationship with, or his separation or resignation from, SARE, including, without limiting the generality of the foregoing, any claim for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability, or any other occurrences, acts or omissions whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of SARE Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the


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Americans with Disabilities Act, the California Fair Employment and Housing Act
or any other federal, state or local law, regulation or ordinance, provided, however, this release does not affect any rights Employee may have in any 401
(k) plan or any other retirement benefit accruing from Employee's employment with SARE.

     Except for those obligations created by or arising out of this Agreement, SARE hereby acknowledges full and complete satisfaction of, and releases and discharges and covenants not to sue Employee and his representatives, assignees, successors, and agents, past and present, and each of them, (individually and collectively, "Employee Releasees") from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with his employment relationship with, or his separation or resignation from, SARE, including, without limiting the generality of the foregoing, any claim for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability, or any other occurrences, acts or omissions whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Employee Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act or any other federal, state or local law, regulation or ordinance, provided, however, this release does not affect any rights SARE may have with respect to (a) criminal actions by Employee, (b) actions taken by Employee which were not taken in good faith and in a manner he reasonably believed to be in the best interests of SARE or its shareholders or
(c) claims which are based upon facts which give rise to a recovery by SARE under any applicable policies of insurance solely as a result of acts or omissions by Employee and as to which the insurer has a right to subrogation against Employee. SARE acknowledges that it currently has no actual knowledge of any claims described in subclause (c) above or of any facts which may give rise to such claims.

     Employee acknowledges that, by reason of his position with SARE, he has been given access to lists of customers, vendors, prices, business plans and similar confidential or proprietary materials, or information respecting SARE's business affairs. Employee represents that he will hold all such information confidential and will continue to do so, and that he will not use such information and relationships for any business (which term herein includes a partnership, firm, corporation or any other entity) without the prior


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written consent of SARE. Employee shall return to SARE and shall not make or copy in any form or manner lists of customers, prices, business plans and similar confidential and proprietary materials or information. Employee additionally agrees to cooperate fully and to take all such additional actions as may be necessary to retrieve such information from all files and/or computer hard drives or floppy disks. Notwithstanding the foregoing, Employee shall be entitled to keep, use and/or disclose all information contained in his "Rolodex" which he used while employed by SARE as well as those certain documents listed on Exhibit A attached hereto and made a part hereof for purposes of securing any future employment.

     This Agreement is intended to be effective as a bar to every claim, demand and cause of action stated above. Employee and SARE each acknowledges that he or it may hereafter discover claims or facts in addition to or different from those which he or it now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected the terms of this Agreement. Nevertheless, Employee and SARE each hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code,
                                 ------------        ---------------------
which provides that, "A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     Employee and SARE each agrees that the terms and conditions of this Agreement shall remain confidential as between the parties and he or it, as the case may be, shall not disclose them to any other person except as is required by law or pursuant to a valid court order. In addition, Employee and SARE may disclose the terms and conditions of this Agreement to his or its respective legal, accounting and tax advisers and SARE may disclose such to any employee on a "need to know basis". Without limiting the generality of the foregoing, each of Employee and SARE agrees not to respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning, or in any way relating to, execution of this Agreement or the events (including any negotiations) which led to its execution. Without limiting the generality of the foregoing and except as permitted by the foregoing, each of Employee and SARE specifically agrees that he or it shall not disclose information regarding this Agreement to any current or former employee of SARE Releasees. Employee and SARE each hereby agrees that disclosure by him or it of any of the terms and conditions of the Agreement in violation of the foregoing shall constitute and be treated as a material breach of this Agreement. Notwithstanding the foregoing or any other provision of


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this Agreement, SARE agrees to furnish promptly upon request by Employee, from time to time, letters of reference in the form attached hereto as Exhibit B addressed to such prospective employers as Employee may designate and personally signed by an officer of SARE with the title of Executive Vice President or higher.

     Notwithstanding any other provision of this Agreement, SARE agrees that following April 30, 1996, Employee shall continue to have all rights to indemnification to the maximum extent permitted by Article VIII of SARE's By-laws.

     This instrument constitutes and contains the entire agreement and understanding concerning Employee's employment, voluntary resignation from the same and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document.

     If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable.

     The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury that the foregoing is true and correct.

     EXECUTED as of the dates set forth below in Los Angeles County, California.

SANTA ANITA REALTY ENTERPRISES, INC.            EMPLOYEE


By  /s/ Brian L. Fleming                        /s/ Frederick B. Cordova, III
  ------------------------------------          ------------------------------
    Brian L. Fleming                                Frederick B. Cordova, III
    Executive Vice President

    301 W. Huntington Drive, Suite 405              1960 Lombardy Drive
    Arcadia, Calif. 91007                           La Canada, Calif. 91011

    Date: 4/30, 1996                                Date:  April 30, 1996
          ----                                             --------

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